Exhibit 10(gg)

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into in Greenwich, Connecticut on February 2, 2009, between United Rentals, Inc., a Delaware corporation (the “Company”), and Jonathan M. Gottsegen (“Executive”).

WHEREAS, the Company desires to employ Executive as its Senior Vice President; General Counsel and Corporate Secretary, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

1. At Will Employment.

Executive’s employment with the Company shall commence on or about February 17, 2009. Executive will be employed by the Company at will, which means that either Executive or the Company may terminate the employment relationship at any time and for any reason or no reason. Notwithstanding the foregoing, following the termination of Executive’s employment, Executive shall be entitled to the compensation and benefits provided for in Section 4 of this Agreement, as applicable depending on the circumstances of such termination, in accordance with such provisions.

2. Employment.

(a) Employment by the Company. Executive agrees to be employed by the Company upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as Senior Vice President; General Counsel and Corporate Secretary of the Company and shall report directly to the President and Chief Executive Officer of the Company.

(b) Performance of Duties. During his employment, Executive shall faithfully and diligently perform Executive’s duties in conformity with the directions of the President and Chief Executive Officer of the Company and serve the Company to the best of Executive’s ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company. In his capacity as Senior Vice President; General Counsel and Corporate Secretary, he shall have such duties and responsibilities as are customary for Executive’s position and any other duties and responsibilities he may be assigned by the President and Chief Executive Officer of the Company consistent with Executive’s position and title.

(c) Place of Performance. Executive shall be based at the Company’s offices in Greenwich, Connecticut. Executive recognizes that his duties will require, at the Company’s expense, reasonable travel to domestic and international locations.

3. Compensation and Benefits.

(a) Base Salary. The Company agrees to pay to Executive a base salary (“Base Salary”) at the annual rate of $350,000. The Compensation Committee of the Board of Directors of the Company may determine in its sole discretion to increase, but not decrease, the Base Salary. Payments of the Base Salary shall be payable in equal installments in accordance with the Company’s standard payroll practices.

(b) Signing Bonus. The Company shall pay a signing bonus to Executive of $50,000 (the “Signing Bonus”). The Signing Bonus shall be paid as soon as practicable after the commencement of his employment with the Company but in all events within 30 days of such commencement. Notwithstanding the foregoing, Executive agrees to repay 100% of the Signing Bonus to the Company in the event the Company terminates his employment for Cause (as defined in Section 4(e)(i) hereof) or Executive terminates his employment without Good Reason (as defined in Section 4(e)(ii) hereof) within the first 12 months of his employment. Any repayment of the Signing Bonus shall be made within 90 days following the date of termination of Executive’s employment.

(c) Annual Incentive Bonus Plan. With respect to each year during Executive’s employment hereunder, Executive shall be eligible to receive an annual cash incentive bonus (the “Annual Bonus”) pursuant to the terms of the United Rentals, Inc. Annual Incentive Compensation Plan or any successor thereto, as it may be amended from time to time (the “Annual Incentive Plan”). Executive’s Annual Bonus for calendar year 2009 shall be pro rated to reflect the number of days during 2009 he is employed by the Company. Executive’s target incentive opportunity under the Annual Incentive Plan shall be 60% of Base Salary (as at the beginning of the applicable performance period) and Executive’s maximum incentive opportunity shall be 100% of Base Salary (as at the beginning of the applicable performance period). Executive has been determined by the Committee (as defined in the Annual Incentive Plan) to be a Covered Employee (as defined in the Annual Incentive Plan) under the Annual Incentive Plan, and Executive’s Performance Goals (as defined in the Annual Incentive Plan) shall be determined by the Committee (as defined in the Annual Incentive Plan) in accordance with Section 2.11.1 and Article V of the Annual Incentive Plan. The Annual Bonus for a year shall be paid to Executive in the year following such year at such times and in such amounts as provided in the Annual Incentive Plan, provided that in no event shall such payment be paid later than December 31 of the following year.

(d) 2009 Performance-Based Long-Term Award Grant. The Company shall grant Executive during 2009 a performance-based long-term incentive award pursuant to the terms of the applicable plan under which the award is granted and of the award, with an anticipated target value of $315,000 (based on the valuation method used by the Company with respect to awards for its senior executives). The award is anticipated to be granted in February 2009. The award may consist of option grants, restricted stock units, or other equity-based awards as may be determined by the Compensation Committee of the Board of Directors of the Company.

(e) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation family medical insurance (subject to applicable employee contributions). Executive shall be entitled to not less than 15 vacation days per year, such days to be accrued in accordance with Company policy.

(f) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement in accordance with, and subject to, the Company’s standard policies. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company’s standard procedures.

(g) Relocation. The Company shall pay directly, or reimburse Executive, for the cost of relocating to the Greenwich, Connecticut area in accordance with and subject to the terms of the Company’s Executive Homeowner Relocation Policy (a copy of which is attached hereto as Exhibit A) as modified to accommodate your relocation.

(h) Indemnification. The Company shall indemnify Executive in accordance with, and subject to, the terms of the indemnification agreement in the form attached hereto as Exhibit B (the “Indemnification Agreement”). Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification (including dispute resolution, governing law and notice) shall be governed by the Indemnification Agreement.

(i) Reimbursement of Compensation. In the event that payment of any compensation to Executive is predicated upon the achievement of certain financial results that subsequently are the subject of a Mandatory Restatement (as defined below) and a lower payment (or no payment) would have been made to Executive based upon the restated financial results, Executive shall reimburse the Company the difference between the amount actually paid and the amount that would have been payable to Executive reduced by the Net Tax Costs (as defined below), based upon the restated financial results. Executive’s reimbursement to the Company shall be made within 30 business days after receiving written notice of the amount owed and the calculations thereof. A “Mandatory Restatement” shall mean a restatement of the Company’s financial statement which, in the good faith opinion of the Company’s public accounting firm, is required to be implemented pursuant to generally accepted accounting principles, but excluding (i) any restatement which is required with respect to a particular year as a consequence of a change in generally accepted accounting rules effective after the publication of the financial statements for such year, or (ii) any restatement that (A) in the good faith judgment of the Audit Committee of the Board of Directors of the Company (“Audit Committee”), is required due to a change in the manner in which the Company’s auditors interpret the application of generally accepted accounting principles (as opposed to a change in a prior accounting conclusion due to a change in the facts upon which such conclusion was based), or (B) is otherwise required due to events, facts or changes in law or practice that the Board of Directors of the Company concludes were beyond the control and responsibilities of Executive and that occurred regardless of Executive’s diligent and thorough performance of his duties and responsibilities. “Net Tax Costs” shall mean the net amount of any federal, foreign, state or local income and employment taxes paid by Executive in respect of the portion of the compensation subject to reimbursement, after taking into account any and all available deductions, credits or other offsets allowable to Executive (including without limit, any deductions permitted under the claim of right doctrine), and regardless of whether Executive would be required to amend any prior income or other tax returns.

(j) No Other Compensation or Benefits; Payment; Withholdings. The compensation and benefits specified in this Section 3 and in Section 4 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in Section 4 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.

(k) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

4. Compensation Following Termination. Executive shall be entitled only to the following compensation and benefits upon termination of employment:

(a) General. On any termination of Executive’s employment, he shall be entitled to:

(i) any accrued but unpaid Base Salary for services rendered through the date of termination;

(ii) any vacation accrued but unused as of the date of termination;

(iii) any accrued but unpaid expenses required to be reimbursed in accordance with Section 3(f) of this Agreement;

(iv) receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Sections 3(e) and (g) hereof or as may be required by applicable law;

(v) receive any amounts or benefits to which he may be entitled upon termination pursuant to the plans and agreement referred to in Sections 3(c) and 3(d) hereof in accordance with the terms of such plans and agreements; and

(vi) such rights as he has under the terms of the Indemnification Agreement.

(b) Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive’s employment is terminated (i) by the Company for Cause (as defined below) or (ii) by Executive without Good Reason (as defined below), Executive shall be entitled only to those items identified in Section 4(a).

(c) Termination by Reason of Death or Disability. In the event that Executive’s employment is terminated by reason of Executive’s death or Disability (as defined below), Executive (or his estate, as the case may be) shall be entitled only to the following:

(i) those items identified in Section 4(a);

(ii) the Signing Bonus referred to in Section 3(b) if not previously paid; and

(iii) if Executive (or, following his death, his spouse or legal guardian of his children) timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date (as defined below) the monthly premiums for the level of coverage Executive maintained on the date of termination. The “COBRA Payment End Date” shall be the earlier of (A) 12 months following the date of termination and (B) the date Executive becomes employed by a third party and is eligible for coverage under the group health plan of the new employer. If during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive shall promptly notify the Company in writing of such eligibility.

(d) Termination by the Company Without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated (i) by the Company without Cause or (ii) by Executive for Good Reason, Executive shall be entitled only to the following:

(i) those items identified in Section 4(a);

(ii) the Signing Bonus referred to in Section 3(b) if not previously paid;

(iii) if Executive timely elects COBRA continuation coverage, the Company will pay through the COBRA Payment End Date the monthly premiums for the level of coverage Executive maintained on the date of termination, provided that if during the period Executive is receiving this benefit, Executive obtains new employment and becomes eligible for coverage under the group benefits plan of the new employer, Executive must promptly notify the Company in writing of such eligibility; and

(iv) an amount equal to 160% of Executive’s Base Salary as of the date of termination, payable in substantially equal installments during the 12-month period following the date of termination in accordance with the Company’s normal payroll practices (the “Severance Pay”); provided, however, that the first payment shall be on the pay day coinciding with or next following the eighth (8th) day after Executive’s delivery (without revoking) of the release provided for in Section 4(h) hereof and such payment shall be equal to the amounts that would have been paid had payments begun immediately after the date of termination. Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable administrative guidance and regulations, the payment of the Severance Pay such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination, (B) an amount equal to six months of Severance Pay shall be paid in a lump sum six months and one day following the date of termination with interest at the applicable federal rate pursuant to Section 1274 of the Code, and (C) during the period beginning six months and one day following the date of termination through the remainder of the 12-month period, payment of the Severance Pay shall be made in accordance with the Company’s normal payroll practices.

(e) Definitions of Cause, Good Reason and Disability.

(i) For purposes of this Agreement, the term “Cause” shall mean any of the following: (A) Executive has willfully misappropriated any funds or property of the Company or its affiliates, or has willfully destroyed property of the Company or its affiliates; (B) Executive has committed (1) a felony or (2) any crime (x) involving fraud, dishonesty or moral turpitude or (y) that materially impairs Executive’s ability to perform his duties and responsibilities with the Company or that causes material damage to the Company or its affiliates or their operations or reputation; (C) Executive has (1) obtained personal profit from any transaction of or involving the Company or an affiliate of the Company (or engaged in any activity with the intent of obtaining such a personal profit) without the prior approval of the Company or (2) engaged in any other willful misconduct which constitutes a breach of fiduciary duty or the duty of loyalty to the Company or its affiliates and which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (D) Executive’s material failure to perform his duties with the Company (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that, if susceptible of cure, a termination by the Company for Cause under this Section 4(e)(i)(D) shall be effective only if, within 20 days following delivery of a written notice by the Company to Executive that Executive has materially failed to perform his duties and that reasonably identifies the reason(s) for such determination, Executive has failed to cure such failure to perform; (E) Executive’s use of alcohol or drugs has materially interfered with his ability to perform his duties and responsibilities with the Company; (F) Executive has knowingly made any untrue statement or omission of a material nature to the Company or an affiliate of the Company; (G) Executive has knowingly falsified Company records (or those of one of its affiliates); (H) Executive has willfully committed any act (1) which is intended to materially damage the reputation of the Company or an affiliate of the Company or (2) which in fact materially damages the reputation of the Company or an affiliate; (I) Executive (1) has willfully violated the Company’s material policies or rules (including, but not limited to, the Company’s equal employment opportunity policies), which violation has resulted or is reasonably likely to result in damage to the Company or its affiliates, or (2) is guilty of gross negligence or willful misconduct in the performance of his duties with the Company, which has resulted or is reasonably likely to result in material damage to the Company or its affiliates; (J) Executive has materially breached a covenant set forth in Section 5 or otherwise materially violated any confidentiality, non-competition or non-solicitation prohibitions imposed on Executive under common law or under the terms of any agreement with the Company; or (K) Executive has willfully obstructed or attempted to obstruct, or has willfully failed to cooperate with, any investigation authorized by the Board of Directors of the Company or any governmental or self-regulatory authority regarding a Company matter.

(ii) For purposes of this Agreement, the term “Good Reason” shall mean any of the following: (A) the Company removes Executive from the position of Senior Vice President or General Counsel or Corporate Secretary other than due to his resignation;

(B) the Company decreases or fails to pay the compensation described in Section 3 of this Agreement (in accordance with, and subject to, such provisions); (C) a material breach of this Agreement by the Company; (D) Executive’s job site is relocated to a location which is more than fifty (50) miles from Greenwich, Connecticut, unless the parties mutually agree in writing to such relocation; (E) material diminution of Executive’s duties or responsibilities (it being understood by the parties that a simultaneous increase and decrease of Executive’s duties and responsibilities consented to by the parties, such consent not to be unreasonably withheld, shall not constitute Good Reason) or (F) the failure by the Company to obtain the express written assumption of this Agreement by any successor to all or substantially all of the Company’s business or operations; provided, however, that a termination by Executive for Good Reason under this Section 4(e)(ii) shall be effective only if, within 20 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason and that reasonably identified the reason(s) for such determination, such notice to be given not later than 90 days after the occurrence (or, if later, the date that Executive becomes aware or reasonably should have become aware of such occurrence) of the event(s) claimed to constitute Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.

(iii) For purposes of this Agreement, a “Disability” shall occur in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of either (A) 90 consecutive days or (B) six months in any 12-month period due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity or impairment due to physical or mental illness (the “Disability Period”), Executive shall continue to receive the compensation and benefits provided by Section 3 of this Agreement until Executive’s employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company in respect of such period.

(f) Effect of Material Breach of Section 5 on Compensation Following Termination of Employment. If, at the time of termination of Executive’s employment or any time thereafter, Executive is in material breach of any covenant contained in Section 5 hereof, except as otherwise required by law, Executive shall not be entitled to any payments (or if payments have commenced, any continued payment) under this Section 4.

(g) Resignation of Offices Upon Termination. Upon termination of Executive’s employment for any reason, Executive agrees that he shall resign from all offices and positions he holds with the Company or any of its affiliates; and further agrees that he shall execute such documents as shall be reasonably necessary to give effect to such resignations.

(h) No Further Liability; Release. Other than providing the compensation and benefits provided for in accordance with this Section 4, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 4 (other than payments required by law) is expressly conditioned upon (i) the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive’s employment by the Company and the termination of such employment and (ii) Executive not revoking such release within seven days of his delivery of the release. The Company shall provide Executive with the proposed form of such release no later than seven (7) days following the date of termination, and Executive shall execute such release no later than fifty-two (52) days after the date of termination.

5. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents.

5.1 No Conflict; No Other Employment. During the period of Executive’s employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive’s duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor. The Company acknowledges that from time to time, Executive may receive requests from his immediately preceding employer for information related to matters that Executive worked on or was aware of while he was employed with such employer. Executive’s responses to such requests shall not be treated as a violation of this Section 5.1 or Section 5.2(a) hereof provided such responses do not violate the provisions of Section 5.3 hereof and do not unreasonably interfere with his responsibilities hereunder.

5.2 Noncompetition; Nonsolicitation.

(a) Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that access to the Company’s confidential records and proprietary information and exposure to customers of the Company renders him special and unique within the Company’s industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company, and (ii) the period beginning on the date of termination of employment and ending one year after the date of termination of employment (the “Covered Time”), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business in any Restricted Area (each as defined below), provided that the provisions of this Section 5.2(a) will not be deemed breached merely because Executive owns less than 5% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, “Competing Business” shall mean (i) any business in which the Company is currently engaged, including, but not limited to, renting and selling equipment and contractor supply merchandise to the commercial and general public, including construction equipment, earthmoving equipment, aerial equipment, aerial work platforms, trench safety equipment, industrial equipment, landscaping equipment, and home repair and maintenance equipment, as well as the buying of companies that engage in such activities along with the computer hardware and software systems designed, developed and utilized with respect to renting and selling equipment and contractor supply merchandise; (ii) any other future business which the Company engages in to a material extent during Executive’s employment with the Company; and (iii) any of the entities identified on Exhibit (C). For purposes of this Agreement, “Restricted Area” means (i) any state in the United States and any province in Canada in which the Company conducts any business on the date of the determination of whether he is engaged in a Competing Business or at any time within 12 months preceding such date and (ii) the area within a 200 mile radius of any office or facility of the Company (whether foreign or domestic) in which the Company conducts any business on the date of the determination of whether he is engaged in a Competing Business or at any time within 12 months preceding such date.

(b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 4 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates in connection with a Competing Business with respect to any product or service being furnished, made, sold, rented or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer, vendor or distributor of the Company or any affiliate to cease to do business or to reduce the amount of business which such customer, vendor or distributor has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer, vendor or distributor was originally established in whole or in part through Executive’s efforts. For purposes of this Section 5.2(b) only, during the Covered Time, the terms “customer,” “vendor” and “distributor” shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within 12 months preceding the termination of Executive’s employment.

(c) Executive understands that the provisions of this Section 5.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 4 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive’s education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

5.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during his employment or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose to any individual or entity, any proprietary information, unless such disclosure is made in the good faith performance of Executive’s duties hereunder, has been authorized in writing by the Company, or is otherwise required by law. Executive acknowledges and understands that the term “proprietary information” includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates; (b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term “proprietary information” shall not include information that is or becomes generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

5.4 Confidentiality and Surrender of Records. Executive shall not during his employment or at any time thereafter (irrespective of the circumstances under which Executive’s employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual’s or entity’s employment or retention by the Company. Upon termination of employment for any reason or request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, “confidential records” means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive’s possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during Executive’s employment with the Company and thereafter.

5.5 Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

5.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 5 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 5. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 5 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

6. Assignment and Transfer.

(a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive’s consent to, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

(b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s estate.

7. Miscellaneous.

(a) Other Obligations. Executive represents and warrants that neither Executive’s employment with the Company nor Executive’s performance of Executive’s obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

(b) Nondisclosure. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others.

(c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary for work performed in connection with such obligation, provided that Executive shall not be entitled to receive per diem fees in respect of cooperation provided during any period for which Executive is receiving payments pursuant to Section 4 above and further provided that such work shall be approved in advance in writing by the Company and (ii) reimburse Executive’s reasonable expenses incurred in connection with such pre-approved work.

(d) Assistance in Proceedings, Etc. Executive shall, during and after his employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates. The Company shall (i) pay Executive a per diem fee based on Executive’s Base Salary (with portions of days being aggregated to form days of eight hours) for material work performed in connection with such obligations (i.e., Executive is required to attend a meeting or spend more than one hour during a day responding to or otherwise participating in telephone, email, or telecopy communications) subsequent to termination of Executive’s employment with the Company, provided that (A) such work is approved in advance in writing by the Company, (B) no payments shall be due in connection with assistance provided during any period for which Executive is receiving payments pursuant to Section 4 above and (C) no payments shall be due for any time Executive spends testifying before the U.S. Securities and Exchange Commission or in any proceeding; and (ii) reimburse Executive’s reasonable expenses incurred in connection with the foregoing obligations.

(e) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 4 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under Section 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive’s employment or otherwise.

(f) No Right of Set-off Etc. The obligation of the Company to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

(g) Protection of Reputation. During Executive’s employment with the Company and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the reputation of the Company or any of its affiliates or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates. Nothing herein shall prevent Executive from making any truthful statement in connection with any investigation by the Company or any governmental authority or in any legal proceeding.

(h) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of Connecticut applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

(i) Arbitration.

(i) General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an “Arbitrable Dispute”) between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters arising out of or related to this Agreement, any other agreement between Executive and the Company, or Executive’s employment with the Company or the termination thereof, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment, provided, however, that disputes under the Indemnification Agreement shall not be arbitrable pursuant to this provision.

(ii) Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 5 of this Agreement. For purposes of seeking enforcement of Section 5, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the County of Fairfield, State of Connecticut or in the City, County, and State of New York.

(iii) The Arbitration. Any arbitration pursuant to this Section 7(i) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the

American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the County of Fairfield, State of Connecticut or in the City, County, and State of New York.

(iv) Fees and Expenses. In any arbitration or action for injunctive relief pursuant to this Agreement except as otherwise required by law, each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

(v) Exclusive Forum. Except as permitted by Section 7(i)(ii) hereof, arbitration in the manner described in this Section 7(i) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 7(i)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 7(i), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of that breach.

(j) Section 409A of the Code. The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to Executive under this Agreement, including, without limit, under Section 409A of the Code and applicable guidance and regulations thereunder. It is the intention of the parties that payments and benefits under this Agreement be interpreted to be exempt from or in compliance with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. Notwithstanding anything herein to the contrary, if (i) at the time of Executive’s “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of death, (ii) Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i)), (iii) one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payment deferred during such six-month period shall be paid in a lump sum on the day following such six-month period with interest at the applicable federal rate pursuant to Section 1274 of the Code. Any remaining payments or benefits shall be made as otherwise scheduled under this Agreement. Furthermore, to the extent any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute deferred compensation under Section

409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A.

(k) Entire Agreement. This Agreement and the Indemnification Agreement (including the plans and agreements referenced in Section 3) contain the entire agreement and understanding between the parties hereto in respect of Executive’s employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive’s employment.

(l) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

(m) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

(n) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words “day” or “days” shall mean a calendar day or days.

(o) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

(p) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to United Rentals, Inc., Five Greenwich Office Park, Greenwich, Connecticut 06831, attn: Vice President Human Resources; and (ii) in the case of Executive, to Executive’s last known address as reflected in the Company’s records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered, on the date following delivery to an overnight delivery service for next day delivery prior to such service’s deadline for such delivery, or on the date that is three days after the date of mailing if sent by registered or certified mail.

(q) Survival. Cessation or termination of Executive’s employment with the Company shall not result in termination of this Agreement or the Indemnification Agreement. The respective obligations of Executive and the Company as provided in the Indemnification Agreement, and Sections 4, 5, 6 and 7 of this Agreement shall survive cessation or termination of Executive’s employment hereunder.

(r) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an officer thereunto duly authorized and Executive has duly executed this Agreement, all on the date and year first written above.

UNITED RENTALS, INC.		EXECUTIVE:

By:	/s/ Michael Kneeland	/s/ Jonathan M. Gottsegen
	Name: Michael Kneeland	Jonathan M. Gottsegen
Title: Chief Executive Officer

EXHIBIT A

[EXECUTIVE HOMEOWNER RELOCATION POLICY]

EXHIBIT C

Aggreko

American Equipment Company

Ashtead Group Plc

Atlas Copco Group

Atlas Copco Rental Service

Caterpillar Inc.

CAT Rental

GE Capital equipment leasing divisions

Golder Thoma

Hertz Equipment Rental Corp.

Home Depot

National Equipment Services, Inc.

Nations Rent, Inc.

Neff Corporation

Rental Service Corporation

RentX Industries, Inc.

Sunstate Equipment Co.

Volvo AB

Any company on the “RER 100” list